UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

January 18, 2008
Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number )	Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

On January 18, 2008, North American Scientific, Inc. (the “Company”) completed the private placement of its common stock (the “Common Stock”) and warrants to purchase the Common Stock (the “Warrants”), as contemplated by the Securities Purchase Agreement (the “Purchase Agreement”) with Three Arch Partners IV, L.P. and affiliated funds (“Three Arch Partners”), SF Capital Partners Ltd. and CHL Medical Partners III, L.P. and an affiliated fund (collectively, including Three Arch Partners, the “Investors”), previously disclosed in the Company’s Current Report on Form 8-K dated December 13, 2007 (the “Private Placement”).

Following the Private Placement, Three Arch Partners owns 45,772,058 shares of the Common Stock or approximately 49.5% of the outstanding Common Stock, and the Investors own in the aggregate 70,824,284 shares of the Common Stock, or approximately 76.6% of the outstanding Common Stock. As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which includes shares that a party has the right to acquire within 60 days (but not the shares that other parties have such a right to acquire) as beneficially owned, Three Arch Partners beneficially owns 49,358,578 shares of the Common Stock, or approximately 51.3% of the outstanding Common Stock, and the Investors beneficially own in the aggregate 75,691,213 shares of the Common Stock, or approximately 79.6% of the outstanding Common Stock. As a result of the ownership of the Common Stock by Three Arch Partners and the Investors, a change of control of the Company could be deemed to have occurred in connection with the Private Placement.

The consideration paid for the Common Stock and Warrants in the Private Placement was $10 million paid by Three Arch Partners and $15.5 million paid by the Investors in the aggregate. To the knowledge of the Company, each of the Investors paid for the Common Stock and Warrants from its own funds.

Under the Purchase Agreement, the Company has agreed to decrease the number of members of its Board of Directors from nine members to seven members at or by the time of its next annual meeting of stockholders. Under the Purchase Agreement, Three Arch Partners has the right to name one member to the Board of Directors so long as it beneficially owns greater than 5,000,000 shares of the Common Stock (including shares of Common Stock issuable upon exercise of the warrants, and as appropriately adjusted for stock splits, stock dividends and recapitalizations). Two of the current members of the Board of Directors, Dr. Jaeger and Roderick A. Young, are affiliated with Three Arch Partners, and have been previously designated as directors by Three Arch Partners. Under the Purchase Agreement, the Company has agreed to add two new independent members with relevant industry experience to the Board of Directors at or before its next annual meeting.

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Item 8.01. Other Events.

On January 22, 2008, the Company announced the completion of the Private Placement. A copy of the press release announcing the completion of the Private Placement is attached hereto as Exhibit 99.1. In the press release, the Company disclosed that the Private Placement increased the Company’s stockholders’ equity from $753,000, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2007, to a pro forma amount in excess of the $2.5 million minimum stockholders equity requirement for listing on the Nasdaq Capital Market. The Company expects to report pro forma stockholders equity in excess of $2.5 million for the fiscal year ended October 31, 2007 in its Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 22, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: January 25, 2008	By:	/s/ John B. Rush
Name: John B. Rush
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 22, 2008.